Exhibit 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Imation Corp. (“Imation”), together with the other participants named herein (collectively, the “Participants”), filed a preliminary proxy statement on April 20, 2016 and intend to file a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of Imation’s slate of five director nominees to the board of directors of Arlington Asset Investment Corp. (the “Company”) and the approval of a proposal to repeal any provision of the Company’s Bylaws which the Company has adopted or adopts subsequent to the publicly-disclosed Bylaws that is inconsistent with or disadvantageous to the election of director nominees nominated, or other proposals presented, by Imation, at the 2016 annual meeting of the shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants include: (i) Imation; (ii) Clinton Magnolia Master Fund, Ltd. (“CMMF”); (iii) Clinton Group, Inc. (“CGI”); (iv) George E. Hall (“Mr. Hall” and together with CMMF and CGI, “Clinton”), (v) Joseph A. De Perio; (vi) Robert B. Fernander; (vii) Scott R. Arnold; (viii) Barry L. Kasoff; (ix) W. Brian Maillian; (x) Raymond C. Mikulich; and (xi) Donald H. Putnam.

As of the close of business on April 20, 2016, Imation beneficially owned 10,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”).

As of the close of business on April 20, 2016, Clinton beneficially owned 1,000 shares of Common Stock, as follows: (i) 1,000 shares of Common Stock are beneficially owned by CMMF; (ii) 1,000 shares of Common Stock may be deemed to be beneficially owned by CGI, which serves as the investment manager to CMMF; and (iii) 1,000 shares of Common Stock may be deemed to be beneficially owned by Mr. Hall, by virtue of his direct and indirect control of CGI.

As of the close of business on April 20, 2016, none of Messrs. De Perio, Fernander, Arnold, Kasoff, Maillian, Mikulich or Putnam beneficially owned any shares of Common Stock.